Exhibit 99.1

EcoloCap is active on many fronts to actualize existing orders and progressing on many new opportunities for sales and financing

Barrington, IL, Oct. 26, 2012 EcoloCap Solutions Inc. (ECOS), Michael Siegel, President and CEO of EcoloCap “I’ve been asked many times, how come the ECOS technology that has been proven to reduce diesel and other heavy oil consumption by up to 30% takes so much time to be totally accepted and implemented. We have also been struggling with that question in the past. Coming from other first movers and pioneers, the answer is that it takes more than a couple of years to move in the mainstream with a totally disruptive concept, a game changer.”

However, I want to report to our shareholders that we have paid our dues; we have taken the time and spent the money and energy to demonstrate our technology in many countries and almost every continent. We are very close to acceptance in many quarters and we are receiving new inquiries every week.

In the last few months we have booked orders and are in the process of sourcing the components to complete these orders, our first production NPUs and we expect to ship in January after thorough testing.

We have visited the Ukraine recently where we had serious talks with the Ukrainian Government and expect results by the beginning of the year. To complete the Ukrainian orders, we will need to set up large production facilities in the US and are in talks with the EXIM bank for financing http://www.exim.gov/ as their mission is to promote US production for export.

Just last week we traveled to Detroit and tested a small sample of M-Fuel on a 14 kW generator for a major investment and management group.  The sample was only 20% water and still produced a 13% reduction in diesel consumption when compared with the preprocessed diesel.  In the next few weeks we will be going back with 55 gallons of 25% water blend M-Fuel for final testing. This should show a 22%+ reduction in diesel consumption, which is well over the minimum requirement of this prospective financing and distribution source.

We are also sending samples to Great Britain and Ireland for testing in furnace applications. All of this to show that we are not resting, on the contrary, our activities are increasing and the goal is getting forever closer. The patience our shareholders have demonstrated will be amply rewarded we are very sure.

M-Fuel is a post refinery fuel technology that processes hydrocarbon-based, heavy oils (kerosene, diesel and bunker) in proprietary, patented device that employs electro-mechanical/chemical means to generate a fuel/H2O emulsion.  Any HFO (Heavy Fuel Oil, [crude, bunker A, B, C, diesel or kerosene]) can be used as the feedstock to produce M-Fuel.  Independent testing have demonstrated: a) Large reduction in emissions (NOx and Particulate Matter, b) Reduction in fuel consumption and cost, c) Reduction in maintenance and downtime, utilizing existing distribution infrastructure and compatible with existing diesel, turbines and furnaces. M-Fuel offers increase fuel range options and very short return on cost of equipment.

About The Company: EcoloCap Solutions Inc. (OTCQB:ECOS) is focused on technology that utilizes advanced nanotechnology to design, develop, manufacture and sell alternative energy products.  http://www.EcoloCap.com

Forward-looking statement:
This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions, and actual events may differ materially. Please refer to documents that EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materials from those contained in the forward-looking statements.

Contact:EcoloCap Solutions Inc.
1250 South Grove Avenue, Suite 308
Barrington, Illinois 60010
866-479-7041
Info@EcoloCap.com